Exhibit 99.1

PRESS RELEASE	CONTACT:
For Immediate Release	Nicole Ruiz
(949) 833-8252 ext. 149
n.ruiz@tnpre.com

TNP Strategic Retail Trust Acquires

Lahaina Gateway in Lahaina, Maui, Hawaii

IRVINE, Calif., (November 13, 2012) – TNP Strategic Retail Trust, Inc. (the “Company”), a public non-traded REIT that invests in grocery and drug-store anchored, multi-tenant necessity retail properties and other real estate-related assets, announced today the completion of the Company’s 21st acquisition, Lahaina Gateway located in Lahaina, Maui, Hawaii.

Lahaina Gateway is a contemporary style neighborhood retail center constructed in 2008 and has approximately 136,683 square feet of leasable area with land parcels totaling approximately 11 acres. The property is anchored by Foodland Farms Market, Barnes and Noble and Office Max and is approximately 80% leased. The property is across the street from a Safeway/CVS anchored center with significant traffic and synergy.

“Lahaina was purchased at approximately 50% of its 2008 development cost and was acquired directly from the lender who foreclosed on the property in September 2011. The Company is pleased to report significant leasing demand since contracting to purchase Lahaina in June 2012” said the Company’s CEO, Anthony W. “Tony” Thompson.

The Company was advised by Faris Lee Investments, a national leading retail advisory and brokerage firm. Lahaina was purchased well below the Company’s lender’s third-party appraisal.

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multi-tenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. TNP Strategic Retail Trust has acquired 21 shopping centers in 14 states containing approximately 2.2 million square feet at an overall purchase price of more than $290 million since November 2009. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

About TNP

TNP is a real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for retail and high net worth individual investors. TNP is also involved heavily in both third-party property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

Headquartered in Irvine, California, TNP was founded in April 2008 and has six regional offices. As of November 13, 2012, TNP manages a portfolio of 144 commercial properties, in 30 states, totaling approximately 17.4 million square feet, on behalf of over 5,600 investor/owners with an overall purchase value of $2 billion. For more information regarding TNP, please visit www.tnpre.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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TNP

1900 Main Street, Suite 700 • Irvine, CA 92614 • T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com